Exhibit 99.1

Best Buy, Employees Agree to Class Action Settlement of Employment Discrimination Suit

SAN FRANCISCO, CA (June 17, 2011) — Best Buy and civil rights lawyers today announced a proposed settlement of an employment discrimination class action brought on behalf of women and minority employees of Best Buy.  The settlement remains subject to court approval.

Through this settlement, Best Buy agrees to changes to its personnel policies and procedures that will enhance the equal employment opportunities of the thousands of women, African Americans, and Latinos employed by Best Buy nationwide.  One of the counsel for Plaintiffs, Eve Cervantez, said that “Best Buy’s commitment to these changes makes it a ‘best in class’ employer of women and minorities and a leader in the areas of diversity and inclusion.”  Best Buy said that these changes are part of Best Buy’s continuous improvement of its employees’ experience and the systems which support that experience.

The settlement has been submitted for approval to the Hon. Phyllis J. Hamilton, United States District Judge for the Northern District of California.

Background on the litigation

The lawsuit, filed in December 2005, alleged that Best Buy discriminates against women, African American, and Latino employees of Best Buy retail stores in the United States by denying them promotions and more lucrative sales positions.  Best Buy has denied any wrongdoing throughout the litigation.

In reaching this proposed settlement, the parties agreed that it was in the interest of Best Buy, the plaintiffs, and the employee classes to resolve the matter through a settlement that provides injunctive relief to all class members, rather than to proceed with litigation.

The case is entitled Holloway v. Best Buy, Civil Action No. 3:05-cv-05056-PJH (N.D. Cal.).

Contacts:

For Best Buy	For Plaintiffs
James M. Finberg
Susan Busch	Eve H. Cervantez
Public Relations	ALTSHULER BERZON L.L.P.
Best Buy	177 Post Street, Suite 300
612.291.6114	San Francisco, CA 94108
susan.busch@bestbuy.com	Telephone: (415) 421-7151
Facsimile: (415) 362-8064
jfinberg@altber.com
ecervantez@altber.com